Exhibit 5.01

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP 525 UNIVERSITY AVENUE
PALO ALTO, CALIFORNIA 94301 TEL: (650) 470-4500 FAX: (650) 470-4570 www.skadden.com	FIRM/AFFILIATE OFFICES BOSTON CHICAGO HOUSTON LOS ANGELES NEW YORK WASHINGTON, D.C. WILMINGTON BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MOSCOW
July 23, 2014	MUNICH PARIS SÃO PAULO SEOUL SHANGHAI SINGAPORE SYDNEY TOKYO TORONTO

Cadence Design Systems, Inc.

2655 Seely Avenue, Building 5

San Jose, California 95134

RE:	Cadence Design Systems, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Cadence Design Systems, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) on the date hereof, relating to the registration by the Company of 29,662 shares of the Company’s common stock, par value $0.01 per share (the “Securities”), authorized for issuance pursuant to the Jasper Design Automation, Inc. 2011 Stock Incentive Plan, as assumed by the Company (the “Plan”) in connection with the Merger, as defined in the Merger Agreement (as defined below).

The Securities are being registered on the Registration Statement pursuant to the merger of Iceman Acquisition Corporation, a California corporation (“Acquisition Sub”) and a wholly owned subsidiary of Tundra Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Holdings”), with and into Jasper Design Automation, Inc., a California corporation (“Jasper”), pursuant to an Agreement and Plan of Merger, dated as of April 18, 2014 (the “Merger Agreement”), by and among Jasper, the Company, Holdings (as successor-in-interest to Cadence Design Systems Leasing, Inc.), a Delaware corporation, Acquisition Sub and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as agent for the Shareholders of Jasper and other Escrow Beneficiaries, as defined in the Merger Agreement.

Cadence Design Systems, Inc.

July 23, 2014

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

(b) the Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware;

(c) the Amended and Restated Bylaws of the Company, as certified by James J. Cowie, the Corporate Secretary of the Company;

(d) the Plan;

(e) the Merger Agreement; and

(f) certain resolutions of the Board of Directors of the Company, as certified by James J. Cowie, the Corporate Secretary of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.

In making our examination of documents executed or to be executed, we have assumed that (i) the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties, and (iii) that the consideration recited in the resolutions of the Board of Directors of the Company approving the issuance of the Securities has been received in full by the Company. In addition, we have assumed that the issuance and sale of the Securities do not violate, conflict with or constitute a default under (a) any agreement or instrument to which the Company is subject, (b) any law, rule or regulation to which the Company is subject (other than DGCL, as defined below), (c) any judicial or regulatory order or decree of any governmental authority (other than those under DGCL) or (d) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority (other than those under DGCL). As to any facts

Cadence Design Systems, Inc.

July 23, 2014

relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”). We do not express any opinion with respect to the law of any jurisdiction other than the DGCL or as to the effect of any other law on the opinion herein stated. The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that when (a) the Registration Statement becomes effective under the Act and (b) the Company’s transfer agent for the Securities has appropriately registered the issuance of the Securities in the books and records of the Company, and an appropriate account statement evidencing the Securities credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent, in each case, against payment for the Securities in accordance with the Plan and the Award Agreements (as defined below), the issuance and sale of such Securities will have been duly authorized, and such Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion we have assumed that:

(a) each award agreement under which options are granted or awards of Securities are made pursuant to the Plan (collectively, the “Award Agreements”) is consistent with the Plan and has been duly authorized, validly executed and delivered by the parties thereto; and

(b) the consideration received by the Company for each share of the Securities delivered pursuant to the Plan shall not be less than the per share par value of the Securities.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP